EXHIBIT 10.43

PURCHASE & SUPPLY AGREEMENT

This Purchase & Supply Agreement (this “Agreement”) is effective as of the 14th day of January, 2008 (the “Effective Date”) by and between Scientific Protein Laboratories LLC, a Delaware limited liability company having its principal place of business at 700 East Main Street, Waunakee, Wisconsin 53597, USA ("SPL") and Alfacell Corporation, a Delaware corporation with its principal place of business at 300 Atrium Drive, Somerset, New Jersey 08873 ("Alfacell").

RECITAL

SPL and Alfacell wish to enter into a Purchase and Supply Agreement for Ranpirnase.

AGREEMENTS

ARTICLE 1 DEFINITIONS

1.1 “cGMP” means relevant current good manufacturing practices, rules and guidelines set out by the U.S. Food and Drug Administration ("FDA") and the International Conference on Humanization of Technical Requirements for Registration of Pharmaceuticals for Human Use ("ICH") in force and/or becoming applicable during this Agreement and such other standards as agreed in writing by the parties.

1.2 “Product” means Ranpirnase Bulk Drug Substance Solution produced in conformity with the Specifications, cGMP, and this Agreement.

1.3 “Raw Material” means conforming Rana pipiens oocytes to be supplied to SPL by Alfacell.

1.4 “Specifications” means the Product specifications attached hereto as Exhibit 1.

1.5 “Quality Agreement” means the product quality agreement to be negotiated in good faith and entered into by and between SPL and Alfacell in accordance with the terms of this Agreement.

1.6 “Term” has the meaning set forth in Article 9 below.

1.7 "IP" shall mean the Intellectual Property.

ARTICLE 2 DEVELOPMENT AND SUPPLY

2.1 Alfacell is responsible for storing the Raw Material at a third party storage facility, paying directly for storage costs and insuring such Raw Material. Alfacell shall provide (without charge) and deliver Raw Materials sufficient to produce ordered quantities of Product to SPL, FOB SPL's Facility in Waunakee, Wisconsin. All Raw Material supplied to SPL shall comply in all respects with regulatory requirements and with the procurement storage and delivery requirements set forth in the Quality Agreement (defined in Section 2.2). SPL agrees that after it has taken possession of the Raw Material, it will store or have stored the Raw Material under the conditions set forth in the Quality Agreement. SPL's receiving, storage, and handling costs are included within the price of Product. If the Raw Material is destroyed or becomes unusable due to SPL's negligence while in SPL's possession, SPL will reimburse to Alfacell the Fully Burdened Price for the Raw Material. The "Fully Burdened Price" shall mean Alfacell’s out-of-pocket costs for the Raw Material. This is Alfacell's exclusive remedy for SPL’s negligent destruction of Raw Material or otherwise causing the Raw Material to be unuseable or unsuitable for use in or with Product. On termination of this Agreement, SPL shall return any unused Raw Material to Alfacell, FOB SPL's Facility.

2.2 During the term of this Agreement and subject to the terms of this Agreement, Alfacell shall purchase exclusively from SPL, and SPL shall sell exclusively to Alfacell, the Product. The Product will be manufactured in accordance with the Quality Agreement and set forth in Exhibit 3 hereto and made a part hereof under the terms and conditions set forth in this Agreement. The Quality Agreement shall set forth provisions concerning, among other things typical for a quality agreement, testing, acceptance, and rejection of Products; avoidance of cross contamination; packaging, labeling, segregation; stability, amendment to specifications, validation batches; recalls; and complaints, all to the extent not set forth herein.

2.3 SPL agrees that with respect to the Raw Material, no express or implied licenses or other rights relating to the Raw Material are provided to SPL under any patents, patent applications, trade secrets or other proprietary rights of Alfacell, other than the rights specifically set forth herein. Title in all Raw Material shall remain at all times in Alfacell. SPL agrees that the Raw Material shall: (i) only be used as specified in writing by Alfacell and not for any other purpose; (ii) only be made accessible to those employees of SPL who need access in order to complete the relevant services to be provided by SPL under this Agreement (the "Services"); (iii) be used in compliance at all times with all Applicable Law; (iv) not be transferred to any affiliate or third party without the explicit prior written consent of Alfacell; (v) not be reverse engineered; and (vi) not be subjected to testing procedures not specifically requested by Alfacell as part of the Services; provided, however, SPL shall be entitled to test Raw Material if SPL is required to do so under Applicable Law (including regulatory requirements), to comply with cGMP, or, in the reasonable opinion of SPL, to comply with good risk management practices. SPL shall maintain detailed records of the location and use of all Raw Material and shall provide Alfacell an accounting of the same upon request.

2.4 The current scale of production starts from five (5) kg of Raw Material. The process has been validated and the equipment is sized for this scale of production. Alfacell may request SPL to conduct development work to alter the scale of the process and perform necessary cGMP validation work. SPL will use commercially reasonable efforts to meet Alfacell’s request. SPL will prepare separate proposals for such development and validation work, specifying the scope, cost and time to complete such work. The parties will negotiate in good faith the terms and provisions of a development agreement with respect to such process development.

2.5 Currently SPL plans to utilize its multi-use facilities for the production of Product. In the event that a dedicated facility or changes to SPL’s multi-use facility are needed to meet cGMP requirements, or Alfacell requires to increase production scale to over the current batch size, SPL shall propose to Alfacell a capital expenditure budget to allow SPL to accommodate Alfacell’s needs. Alfacell and SPL will work together in good faith to determine the reasonable budget for capital expenditures for increased production, including any expansion of SPL's plant in Waunakee, Wisconsin. Alfacell shall be responsible to prepay and/or reimburse SPL for all such capital expenditures determined by the parties to be necessary for the expansion of batch size. The parties shall negotiate in good faith a capital expenditure agreement with respect to any capital expenditures to be made.

ARTICLE 3 ORDERING

3.1 SPL shall produce Product exclusively for Alfacell, and Alfacell shall purchase Product exclusively from SPL. The parties acknowledge that SPL plans to produce the Product in campaigns, and that each campaign currently requires a six-month lead time. Therefore, upon execution of this Agreement, Alfacell shall provide SPL with an initial twelve-month forecast, with a firm purchase order for the manufacture of Product to be delivered within six months of the execution of this Agreement. The initial forecast shall become a twelve-month rolling forecast, as described below.

3.2 After the initial Forecast, Alfacell shall update the twelve-month Forecast quarterly (by the 15th day of each calendar quarter). The Forecast shall set forth the production of Product by SPL in batches over the twelve month period. Consistent with the six month lead time provision set forth in Section 3.1, Alfacell will enter into binding purchase orders for batch production in the Forecast, as well as provide forward-looking Forecasts beyond the six month lead time provision, which are not binding. SPL shall have the right to review and accept the proposed binding portion of the Forecast, which approval shall not be unreasonably withheld. Once the proposed Forecast is accepted Alfacell will issue purchase orders representing the quantities laid out in the binding portion of the Forecast. At current scale, SPL starts each batch of production with five (5) kg of Raw Material. The first batch of a production campaign typically requires five (5) weeks to be produced, tested and released. Each subsequent batch can be started two (2) weeks from the start date of the previous batch. Therefore, the maximum capacity per month is two (2) batches, starting from end of the fifth week of a production campaign. In no event shall SPL be required to produce an amount of Product in excess of SPL's monthly capacity described above and SPL shall use commercially reasonable efforts to maintain the monthly capacity described above. The remainder of each Forecast shall not be binding.

3.3 Alfacell shall order Product set forth in the binding portions of the Forecast by submitting to SPL written purchase orders, in such form as the parties shall agree from time to time. The amount and timing of delivery of Product shall correspond to the Forecast. Any purchase orders for Product submitted by Alfacell to SPL shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Alfacell or SPL that is in any way inconsistent with these terms and conditions.

3.4 Alfacell may from time to time request SPL to accelerate or increase production as described in this section, and SPL shall use commercially reasonable efforts to do so.

3.5 Alfacell shall timely deliver Raw Material in quantities to allow SPL to manufacture Product in accordance with the Forecast.

ARTICLE 4 DELIVERY

4.1 All Product delivery is FOB SPL’s facility located at 700 East Main Street, Waunakee, Wisconsin 53597 (the "FOB Point"). Risk of loss of Product purchased hereunder shall pass to Alfacell upon delivery to the carrier at the FOB Point, Alfacell absorbs freight. Title in all Raw Material, Product, and Product-in-process shall remain in Alfacell at all times. Carriers may be arranged by either SPL or as instructed by Alfacell, at Alfacell’s discretion and written direction (and in collaboration with SPL) so as to collectively ensure transportation of the Product in good condition.

4.2 SPL shall supply and deliver the Product ordered by Alfacell on the dates specified in Purchase Orders submitted as set forth in Sections 3.2 and 3.3. SPL shall immediately notify Alfacell of any unexpected delay in delivery, which notice shall state the reason for the delay, provided such notice shall not modify any of SPL’s obligations hereunder.

ARTICLE 5 SUPPLY PRICE FOR THE PRODUCT

Pricing for Product is set forth in Exhibit 2 hereto.

ARTICLE 6 TERMS OF PAYMENT

Subject to Exhibit 2, payment of invoices shall be made thirty (30) days after the shipping date of the Product. Failure to pay all or any part of an invoice, not subject to a bona fide dispute, when due will give rise to an obligation of Alfacell to pay late fees running from the initial date and calculated at a rate of one percent (1%) per month.

ARTICLE 7 QUALITY/REGULATORY ISSUES

7.1 The parties will negotiate in good faith, and execute and deliver the Quality Agreement. The Quality Agreement will specify the division of responsibility between the parties for complying with all applicable regulatory requirements required by U.S. or other countries, as agreed in writing by the parties, relating to the manufacture of Product, including cGMP. Alfacell shall be responsible for the cost of compliance of changes of the regulatory requirements relating to the Product. If there are changes to applicable regulatory or governmental requirements which, if made, would require significant capital or costs with respect to the production of the Product in SPL's facility, SPL shall promptly notify Alfacell of such change. In such event, Alfacell shall be responsible for such expenditures or costs. If Alfacell determines not to pay such costs or expenditures, SPL may terminate this Agreement in accordance with Section 10.3. the parties shall work together expeditiously to minimize disruption in supply of Product to Alfacell under such circumstances.

7.2 SPL shall provide a copy of the certificate of analysis ( the “Certificate”) to Alfacell with or at the same time as each delivery of Product supplied hereunder. In the event

Alfacell requires additional documentation due to a change in the law or a regulatory approval without which the Product under any regulatory approval would be impossible or impracticable, (a) Alfacell shall immediately notify SPL of the need for such additional documentation, and (b) SPL will supply such documentation with each delivery of Product. Subject to any variations agreed to in the Quality Agreement, Certificate shall certify, with respect to each shipment and batch (identified by batch number), (i) the quantity of the batch, (ii) that the Product delivered conforms to, and was handled in compliance with, the Product Specifications and (iii) that the Product was manufactured in accordance with cGMP and any applicable regulatory approval, as well as any further information required by the relevant regulatory authorities that Alfacell may have previously notified SPL is necessary. Alfacell shall be under no obligation to accept any shipment of Product without the accompanying Certificates.

7.3 Alfacell may reject any delivery of Product if the Product does not conform to Specifications. Rightly rejected Product shall be replaced by SPL at its own cost plus Alfacell’s Fully Burdened Price for the Raw Material.

7.4 If SPL believes that Product was wrongly rejected, it shall notify Alfacell in writing, within twenty (20) days of receipt by SPL of Alfacell’s written notice of rejection, that SPL disagrees with such basis for rejection (an “Objection Notice”). If SPL and Alfacell cannot agree, within twenty (20) days after receipt by Alfacell of the Objection Notice, whether Product rejected by Alfacell failed to conform to the Specifications at the time of delivery of the Product to Alfacell at the FOB Point, representative samples of the batch of Product in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis or review to determine whether the Product conformed to the Specifications at the time of delivery at the FOB Point. The results of such evaluation shall be binding upon the parties. The party that is determined to have been incorrect in its determination of whether the Product should be rejected shall pay the costs of any such evaluation and reimburse the other for any amounts previously paid by the other to the independent laboratory or consultant in connection with such evaluation. If it cannot be determined which party is responsible for such failure to conform to the Specifications, then the parties shall each be responsible for one-half of the costs related to such evaluation and Alfacell may, in its discretion, purchase replacement Product when available for delivery. The parties may also mutually agree in their discretion to further testing.

7.5 During the pendency of any rejection discussions, SPL shall supply on a priority basis to Alfacell, upon Alfacell’s request, with the same amount of Product as is subject to rejection discussions and Alfacell shall purchase such amount on the same terms as such rejected Product. Shipping costs related to such replacement Product shall be borne by SPL if the Product is determined to have failed to conform to the Specifications at the FOB Point. If the Product is determined to have so conformed to the Specifications, then Alfacell shall bear such costs. If Product is rightly rejected, but it cannot be determined which party is responsible for such failure to conform, SPL and Alfacell shall each be responsible for one-half of such shipping costs.

7.6 SPL shall obtain the prior written consent of Alfacell with respect to any proposed revision to the Product Specifications, site of manufacture and any change in the Raw Materials, equipment, process or procedures used to manufacture the Product (the “Manufacturing Process”).

7.7 Upon written request to SPL by Alfacell, Alfacell and its designees as agreed to by the Parties in the Quality Agreement may audit SPL’s manufacturing facilities during normal business hours to review and discuss any issues regarding manufacturing and management personnel and to review and inspect (i) the manufacturing and storage facilities, (ii) the quality control procedures, and/or (iii) any records and reports pertinent to the manufacture, disposition or transport of Product, as may be necessary to evidence SPL’s compliance with all applicable regulatory approvals for the manufacture of Product, including compliance with cGMP. Alfacell and its designees may make such visits to SPL’s manufacturing facilities once per calendar year unless Alfacell identifies, during any such visit or as a result of any Form 483 received by SPL pertinent to the Alfacell Product, any defects or deficiencies provided in any of the foregoing clauses (i), (ii) or (iii) above, in which case Alfacell may make as many subsequent visits to such facilities as are reasonably required to determine that such defects have been cured.

7.8 In the event Alfacell believes a recall, field alert, product withdrawal or field correction is necessary with respect to Product provided under this Agreement, SPL shall fully cooperate in the investigation and performance of the same. SPL shall be responsible for the costs of any recall, field alert, product withdrawal or field correction only to the extent SPL failed to deliver Product conforming to the Specifications at the FOB Point.

7.9  Within 5 business days after any regulatory agency inspection, SPL shall furnish Alfacell with a notice of such inspection and summary of results such as they are pertinent to the Product. In addition, SPL shall notify Alfacell within five (5) business days of its receipt of any other written regulatory actions or communications (other than ministerial, non-substantive communications) relating to the Product or any Product-related facility that is involved in the supply of Product to Alfacell hereunder. The parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication, but the final response shall be within SPL’s final decision-making authority.

7.10 SPL shall comply with all applicable orders, regulations, requirements and laws of any and all governmental authorities, including all U.S. laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials. SPL represents and warrants to Alfacell that it has and will maintain during the term of this agreement all government permits, including health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to the Agreement; provided, however, that if SPL ceases to hold such permits, licenses, registrations and other forms of governmental authorizations, SPL shall have a reasonable time to regain compliance with the foregoing requirement so long as during such time SPL is able to supply Product to Alfacell in accordance with this Agreement.

7.11 For three (3) years after the termination of this Agreement, SPL shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records). SPL shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of a Product in accordance with all applicable laws and regulations by the U.S. or other countries, as agreed in writing by the parties.

7.12 Alfacell retains all responsibility for regulatory submissions and approvals related to the Product

ARTICLE 8 WARRANTIES AND INDEMNIFICATION

8.1 Each party represents and warrants to the other party that the execution of this Agreement and the full performance and enjoyment of the rights of such party under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding, or agreement, whether express, implied, written, or oral between such party and any third party.

8.2 As of the Effective Date, to the knowledge of Alfacell, no third party patents or patent applications, except those it has a right to practice or SPL’s manufacturing intellectual property, will be infringed by the manufacture of Product or its transfer to Alfacell hereunder; provided the foregoing representation shall not apply to any intellectual property of SPL or used by SPL without the express approval of Alfacell.

8.3 As of the Effective Date, to the knowledge of SPL, no third party patents or patent applications, except those it has a right to practice, or Alfacell's intellectual property, will be infringed by the manufacture of the Product; provided, the foregoing representation shall not apply to any intellectual property of Alfacell or supplied to SPL by Alfacell.

8.4 SPL represents, warrants and covenants that it will not use any third party intellectual property in fulfilling its duties hereunder unless SPL has the right (by ownership or license or other similar arrangement) to use such intellectual property to fulfill such duties, including making Product and transferring Product to Alfacell.

8.5 Alfacell represents, warrants and covenants that it will not use any third party intellectual property in fulfilling its duties hereunder unless Alfacell has the right (by ownership or license or similar arrangement) to use such intellectual property to fulfill such duties, including supplying Raw Materials and transferring Raw Materials to SPL, and including any manufacturing technology of Alfacell with respect to the Product derived or licensed by Alfacell and used by SPL under this Agreement.

8.6 SPL represents and warrants that it has not been debarred and is not subject to a pending debarment and that it will not use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section. SPL agrees to inform Alfacell in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of SPL‘s knowledge, is threatened, relating to the debarment or conviction of SPL.

8.7 SPL warrants that all Product supplied by SPL to Alfacell hereunder shall (i) conform to the Specifications; (ii) be manufactured in accordance with cGMP, the Quality Agreement, and all relevant chemistry, manufacturing and controls data; and (iii) shall not be adulterated and misbranded under applicable laws, rules, regulations, guidelines and standards (“Applicable Law”).

8.8 SPL shall indemnify, defend, and hold harmless Alfacell and its directors, officers, employees and agents (“Alfacell Indemnitees”) from all actions, losses, claims, demands, damages, costs, and liabilities (including reasonable attorneys’ fees) of a third party to which Alfacell is or may become subject insofar as they arise out of (i) any material breach by SPL of any of its obligations hereunder; (ii) any negligent or willful act or omission by any SPL Indemnitee, or (iii) any mishandling of the Product by SPL on or prior to delivery of the Product to Alfacell.

8.9 Alfacell shall indemnify, defend, and hold harmless SPL and its directors, officers, employees and agents (“SPL Indemnitees”) from all actions, losses, claims, demands, costs and liabilities (including reasonable attorneys’ fees) of a third party to which SPL is or may become subject insofar as they arise out of (i) personal injury, death or property damage sustained by any person(s) resulting from the use of Product and not covered under Section 8.8; (ii) personal injury, death, or property damage sustained by any person(s) resulting by the use of Onconase for Injection manufactured by Alfacell or by a third party at the direction of Alfacell (not SPL) and not covered under Section 8.8; (iii) any negligent or willful act or omission by an Alfacell Indemnitee; or (iv) any marketing and sales of Onconase for Injection by Alfacell.

8.10 A party entitled to indemnification hereunder agrees to give prompt written notice (in no event later than ten (10) business days following its receipt) to the indemnifying party after the receipt by such party of any notice to the commencement of any action, suit, proceeding, or investigation, or threat thereof, made in writing for which such party will claim indemnification pursuant to this Agreement. The indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnifying party. If an indemnified party settles any claim without the consent of the indemnifying party, the indemnified party shall have no rights under Sections 8.8 or 8.9 (as applicable). The indemnifying party will not be subject to any liability of any settlement made without its consent, which shall not be unreasonably withheld.

8.11 Each party represents that it has maintained and shall maintain during the Term, as well as after the termination of this Agreement, sufficient insurance which may include an appropriate program of self insurance, and in particular products liability insurance, with appropriate policy limits to cover all risks associated with the performance of its obligations under this Agreement. Each party agrees to provide copies of the certificate of insurance, when applicable, upon request, as written evidence to the other party of such coverage.

8.12 The provisions and obligations of this Article 8 shall survive any termination or expiration of this Agreement.

8.13 Except with respect to breaches of Article 10 or 14, or claims or losses attributable to a party’s fraud, gross negligence, willful misconduct or claims or losses subject to indemnification hereunder, in no event shall a party be responsible to the other party for consequential or incidental damages in connection with this Agreement.

ARTICLE 9 DURATION

The term of this Agreement shall begin on the Effective Date and shall continue in full force and effect for ten (10) years thereafter, unless earlier terminated as set forth in Article 10 (the "Term").

ARTICLE 10 TERMINATION

10.1 Termination by Alfacell. Alfacell shall have the right, at its sole discretion, to terminate this Agreement: (i) upon two (2) years prior written notice to SPL, without cause, or (ii) upon sixty (60) days' written notice (with a right to cure within such sixty (60)-day period) to SPL upon the occurrence of any of the following:

a. the failure of SPL to supply by the specified delivery date at least eighty percent (80%) of the quantity of the Product specified in a firm order submitted by Alfacell in accordance with Article 3, more than one time in any twelve (12) month period, for any reason including an event of force majeure (a “Supply Failure”), but not including Supply Failure to the extent caused by Alfacell failing to comply with its obligations under this Agreement, including a failure to timely supply Raw Material to SPL;

b. the failure of SPL to obtain or maintain any governmental licenses, registrations, or approvals required in connection with the manufacturing of Product or the closing or shut-down (temporary or permanent) of one of SPL’s manufacturing facilities by a governmental or regulatory authority to the extent such failure relates in any way to Product (each of the foregoing, a “Permitting or Facility Failure”); or

c. either (1) a transfer of control of SPL (i.e., a transfer in excess of 50% of the voting securities of SPL) to a direct competitor of Alfacell with respect to the Product, or (2) the attempted assignment or delegation by SPL of any of its rights or obligations hereunder to a direct competitor of Alfacell in the context of the sale of SPL with respect to the Product, in either case without the prior written consent of Alfacell, which shall not be unreasonably withheld.

10.2 Termination by Either Party. Either party hereto shall have the right to terminate this Agreement by written notice to the other party hereto, upon the occurrence of any of the following:

a. the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes as assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days); or

b. the other party fails to cure a material breach of this Agreement within sixty (60) days after receiving written notice from the non-breaching party.

10.3 Termination by SPL. SPL shall have the right, at its sole discretion, to terminate this Agreement if Alfacell determines not to pay for the expenditures or costs proposed under Section 7.1 of this Agreement. The notice of termination of this Agreement shall be provided by SPL in writing to Alfacell, with sufficient lead time to allow the parties to undertake a commercially reasonable transition of manufacturing under the applicable circumstances. In no case shall such period exceed twenty-four (24) months.

10.4 Effect of Expiration or Termination.

a Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior of such expiration or termination. The rights and obligations of the parties under Sections  6, 8, 10, 12.2 (to the extent applicable), 13, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement.

b Upon the expiration or termination of this Agreement and subject to its obligation under 10.3(c), Alfacell, in its sole discretion, may purchase from SPL any inventories of the Product held by SPL as of the date of such termination or expiration, and all Product-in-process, at prices to be mutually agreed, but not more than those set forth herein. In the event that Alfacell shall not purchase such inventories, subject to any requirement to purchase Product in subsection (c) below, SPL shall promptly destroy such inventories and provide Alfacell with proof of their destruction.

c. Upon the early termination of this Agreement for any reason other than by Alfacell pursuant to Section 10.1(ii)(a) or (b) or 10.2, Alfacell shall pay SPL for all Product held by SPL as of the date of such termination or expiration at prices established in this Agreement.

ARTICLE 11 FORCE MAJEURE

The performance or observance by either party of any obligations of such party under this Agreement, other than the payment obligation, may be suspended by it, in whole or in part, in the event of any of the following which prevents such performance or observance: act of God, war, terrorist act, riot, fire, explosion, accident, flood, sabotage, strike, lockout, injunctions, national defense requirements, compliance with governmental laws, rules, regulations, widespread raw material shortages including those caused by animal disease, orders or action or any other cause (whether similar or dissimilar) beyond the reasonable control of such party; provided, however, that such party, not later than seven (7) days after the force majeure event, shall notify the other party in writing of such event, and such party shall exercise diligence in and endeavor to remove or overcome the cause of such inability to comply; and provided further that neither party shall be required to settle a labor dispute against its own best judgment.

ARTICLE 12 ALTERNATIVE SUPPLY

12.1 Alfacell shall be permitted to, at its sole option, qualify a back-up supplier. If Alfacell elects to qualify such a back-up supplier, then SPL shall provide to Alfacell, or such third party manufacturer, relevant production information, including, without limitation, documentation, technical assistance, materials, and cooperation by appropriate employees of SPL (collectively, "Technical Assistance") as Alfacell or such third party manufacturer may require in order to manufacture the Product, subject to the following. In no event, however, shall SPL be required to provide to Alfacell or any back-up supplier any Confidential Information or proprietary information of SPL, subject to Section 12.4.

12.2 If SPL proposes to introduce any Confidential Information or proprietary technology of SPL into the manufacturing process for the Product ("SPL Introduced Technology"), it shall provide written notice thereof to Alfacell, along with a proposed royalty, if any, for SPL Introduced Technology. Alfacell may, in its discretion, reject the use of SPL Introduced Technology in the manufacturing process for the Product. Any back-up supplier shall execute and deliver a Confidentiality/Nondisclosure Agreement reasonably acceptable to SPL for nondisclosure of the SPL Introduced Technology. SPL represents that no SPL Introduced Technology is used in the process to make Product as of the signing date of this Agreement.

12.3 . If Alfacell determines to utilize a back-up supplier, such back-up supplier shall be expected to bring its own technical and manufacturing expertise to such relationship with Alfacell, and SPL shall have no obligation to provide technical assistance or support to a back-up supplier if such back-up supplier is not capable of producing the Products and is not reasonably practiced in the art of product manufacture. The parties shall negotiate in good faith as to pricing terms for any technical assistance required by SPL in order to assist Alfacell in qualifying a back-up supplier.

12.4 Notwithstanding anything to the contrary herein, in the event of a Supply Failure or a Permitting or Facility Failure or termination of this Agreement by Alfacell pursuant to Section 10.1(a) or (b), or Section 10.2, or by SPL under Section 10.3, then SPL shall provide Technical Assistance on a commercially reasonable basis to a third party manufacturer designated by Alfacell to manufacture the Product. In such case, Alfacell shall have a nonexclusive, worldwide, royalty free license to SPL Introduced Technology to make, have made, use, have used, sell and have sold Product (in any form or formulation). This remedy shall be in addition to any other rights or remedies Alfacell may have. The parties shall negotiate in good faith the commercially reasonable charges SPL may receive for the Technical Assistance reduced by the reasonable damages (if any) that Alfacell has incurred by reason of the cause giving rise to the right of Alfacell to terminate this Agreement. The parties acknowledge that Force Majeure is not a breach of this Agreement, nor does it give rise to damages to Alfacell.

ARTICLE 13 CONFIDENTIALITY

13.1 The parties acknowledge and agree that they have entered into a Mutual Confidentiality Agreement dated as of November 6, 2006 (the "MCA"). The terms of the MCA, other than [Sections 8 – 12] thereof, are hereby incorporated herein, except that provisions incorporated herein hereby reflect the following: (i) each party may use the other party’s Confidential Information (as defined in the MCA) in order to carry out its obligations hereunder; (ii) all Developed IP shall be the sole and exclusive Confidential Information of Alfacell; and (iii) the obligations of confidentiality shall continue for ten (10) years after the termination of this Agreement. If a party has Confidential Information which is in the nature of a trade secret, the party shall have no right to use or disclose trade secret information for as long as the other party continues to protect and hold such Confidential Information as a trade secret. A copy of the MCA is attached hereto as Exhibit 4.

ARTICLE 14   INTELLECTUAL PROPERTY

14.1 For the purposes of this Agreement, “Alfacell Technology” shall mean all pre-existing or independently developed Alfacell inventions (whether patentable or not), developments, improvements, know-how, data and information related to Product or based on Alfacell Confidential Information. For the purposes of this Agreement, “SPL's Technology” shall mean all pre-existing or independently developed SPL inventions (whether patentable or not), developments, improvements, know-how, data and information related to its proprietary manufacturing processes or based on SPL Confidential Information. For purposes of this Agreement, "Developed IP" shall mean inventions (whether patentable or not), developments, improvements, know-how, data and information developed by a party in connection herewith.

14.2 All Alfacell Technology shall be the sole and exclusive Confidential Information and property of Alfacell and SPL shall have no right to any of the Alfacell Technology except as set forth in this subsection. Alfacell gives SPL the right to use Alfacell Technology solely as necessary to allow SPL to comply with its obligations under this Agreement. Such license shall terminate on the earlier termination or expiration of this Agreement.

14.3 All SPL Technology developed solely by SPL and not based on Alfacell Confidential Information and property shall be the sole and exclusive Confidential Information and property of SPL. In the case that SPL violates the provisions of Section 12.2, Alfacell shall have a nonexclusive, worldwide, royalty free license to SPL Introduced Technology to use, have used, sell and have sold Product (in any form or formulation) manufactured hereunder.

14.4 Developed IP shall be the sole and exclusive Confidential Information of Alfacell; provided, however, SPL shall have a non-exclusive license to utilize the Developed IP in conjunction with its business to the extent that the Developed IP relates solely to SPL’s [manufacturing processes] and is unrelated to Product. Such non-exclusive license is royalty-free and shall survive termination of this Agreement. SPL shall promptly and fully disclose to Alfacell all Developed IP and shall execute and deliver such documentation as needed to evidence any of the foregoing rights.

14.5 Except as otherwise provided herein, upon the termination or expiration or early request by the party owning the relevant Confidential Information, the non-owning party shall return to its owner all tangible Confidential Information and copies thereof to the owning party, and shall erase all embodiments of the Confidential Information from all storage devices owned or controlled by the non-owning party, including but not limited to, random access memory (RAM) devices, read only memory (ROM) devices and disk drives. The non-owning party agrees to promptly certify to the owning party, in writing, its fulfillment of its obligation hereunder. The non-owning party may be required to retain certain copies of pertinent documents for the purposes of complying with any regulatory requirements, and will inform the owning party if any documents would be involved in the duration of time required to retain them if known.

ARTICLE 15 JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

ARTICLE 16 SEVERABILITY

If any provision of this Agreement should be or becomes fully or partly invalid or unenforceable for any reason whatsoever, or should violate any applicable law, the same shall be considered divisible as to such provision and such provision shall be deemed deleted herefrom, and the remainder hereof shall be valid and binding as if such provision were not included herein.

ARTICLE 17 NOTICES

All notices or other communications which are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to SPL, to:
SCIENTIFIC PROTEIN LABORATORIES LLC
700 East Main Street
Waunakee, Wisconsin 53597
Attention: Mr. David G. Strunce
Phone: 608-849-5944
Fax: 608-849-5939

With a copy to:
REINHART BOERNER VAN DEUREN s.c.
1000 North Water Street, Suite 2100
Milwaukee, Wisconsin 53202
Attention: Lawrence J. Burnett, Esq.
Phone: 414-298-8175
Fax: 414-298-8097

If to Alfacell, to:
ALFACELL CORPORATION
300 Atrium Drive
Somerset, New Jersey 08873
Attention: Kuslima Shogen, Chief Executive Officer
Phone: 732-652-4525
Fax: 732-652-4575

With a copy to:
HELLER EHRMAN

7 Times Square
New York, New York 10036
Attention: Kevin T. Collins
Phone: 212.832.2000
Fax:212.763.7600

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been delivered: (i) when delivered, if personally delivered, sent by telecopier on a business day, or if sent by nationally-recognized overnight courier or (ii) on the fifth business day following the date of mailing, if sent by mail. It is understood and agreed that this Article 17 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

ARTICLE 18 MISCELLANEOUS

18.1 This Agreement shall not be modified except by a duly signed instrument in writing.

18.2 Any waiver or delay by either party of exercising any remedy for any breach of any provision hereof shall not be construed to be a waiver of any subsequent breach of such provisions or a waiver of the provision itself or any waiver of any other breach.

18.3 Alfacell and SPL are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, license or employment relationship between the parties.

18.4 The rights and obligations under this Agreement may not be assigned or transferred by either party without prior written consent of the other party, except that SPL may assign this Agreement in the event of a transfer of control subject to Section 10.1(c). Alfacell may assign this Agreement to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates, whereafter the primary and sole obligor under this Agreement shall be the assignee.

18.5 This Agreement constitutes the entire agreement of the parties with regard to its subject matter and supersedes all previous oral or written representations, agreements and understandings between Alfacell and SPL with respect to the supply of the Product. This Agreement may be changed only by a writing signed by both parties which specifically indicates the terms or provisions of this Agreement are being amended by such writing.

18.6 In the event that any one or more provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions are held to be excessively broad, any such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

18.7 Neither party shall make any public announcements with respect to this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Each party shall submit all proposed press releases to the other for prior review, which review shall be accomplished as expeditiously as possible.

18.8 SPL may not subcontract with any third party to perform any of its obligations hereunder without the prior written consent of Alfacell. In no event shall any such subcontract release SPL from any of its obligations under this Agreement except to the extent they are performed by such subcontractor. SPL shall be primarily responsible for the performance, in connection with all the terms and conditions of this Agreement, of its permitted subcontractors. All permitted subcontractors will be required by SPL in writing to adhere to the terms and conditions of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Supply Agreement to be executed in duplicate by their representatives duly authorized as of the date first written above.

SCIENTIFIC PROTEIN LABORATORIES LLC	ALFACELL CORPORATION

By:	By:
Print:	Print:
Title:	Title:

EXHIBIT 1

SPECIFICATIONS

(please see attached)

EXHIBIT 2

ANTICIPATED VOLUME AND PRICING

EXHIBIT 3

QUALITY AGREEMENT

(to be agreed and executed by the parties and annexed hereto)

EXHIBIT 4

CONFIDENTIALITY AGREEMENT

(please see attached)